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                                                                     Exhibit 5.1


                        [Letterhead of Dorsey & Whitney]

                                  July 23, 1999

Jostens, Inc.
5501 Norman Center Drive
Minneapolis, Minnesota 55437

Ladies and Gentlemen:

     We have acted as counsel to Jostens, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") relating to the proposed sale from time to time by the Company of $150,000,000 aggregate principal amount of the Company's Debt Securities (the "Debt Securities") pursuant to an Indenture (the "Indenture") to be entered into between the Company and Norwest Bank Minnesota, N.A., as trustee (the "Trustee").

     We have examined such documents, including resolutions of the Board of Directors of the Company adopted on July 22, 1999 (the "Financing Resolution"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below.

     In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. Capitalized terms used and not defined herein shall have the meanings assigned to them in the proposed form of Indenture included as Exhibit 4.1 to the Registration Statement.

     Based on the foregoing, we are of the opinion that when the specific terms of series of Debt Securities have been specified in a Supplemental Indenture or an Officers' Certificate which has been executed and delivered to the Trustee by an officer of the Company authorized to do so in the
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Financing Resolution, such series of Debt Securities will have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against payment thereof in the manner described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

     The opinion set forth above is subject to the following qualifications and exceptions:

     (a) The opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally.

     (b) The opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding at law or in equity).

     (c) In rendering the opinion, we have assumed that, at the time of the authentication and delivery of a series of Debt Securities, the Financing Resolution referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Debt Securities, the Registration Statement will have been declared effective and will continue to be effective, none of the particular terms of a series of Debt Securities will violate any applicable law and neither the issuance and the sale thereof nor the compliance by the Company the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

     (d) As of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or a composite currency in a federal or State court in the United States ordinarily would be enforced in the United States only in Untied States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or composite currency in which a particular Debt Security is denominated will depend upon various factors, including which court renders the judgment.

     (e) Minnesota Statues Section 290.371 Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the

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     requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

     (f) To the extent that any document expressly provides for the laws of the State of New York to govern such document, such choice of New York law as the governing law of each such document is a valid choice of law under the laws of the State of New York. State courts in the State of New York would honor the choice of law provisions in the documents providing that New York law will govern, but we express no opinion as to whether any other courts would honor any express choice of law provision contained in the documents. Except as provided in the preceding sentence, we express no opinion as to what law would govern any particular issue under the documents.

     Our opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Dorsey & Whitney LLP

GLT/ECH

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